Exhibit 4.5
Mr Andrew Witty
GSK House
980 Great West Road
Brentford
Middlesex
TW8 9GS
4 February, 2010
Dear Andrew
The purpose of this letter is to update and amend your Service Agreement with GlaxoSmithKline Services Unlimited dated 18 June, 2008 (“the Service Agreement”).
This letter amends the Service Agreement as follows:
•	The existing Section 3.3 in its entirety shall have no further effect from the date of this letter and will be regarded as deleted, and will be replaced by the following new Section 3.3:

“3.3 Subject to Section 3.4, the Company may, in its absolute discretion, lawfully terminate the employment of the Executive at any time by paying to the Executive a sum equal to his basic salary (excluding any other benefits) for the period this Agreement would otherwise continue. For this purpose, basic salary shall be the basic annual salary in effect at the date of termination of the employment.”

•	The following Section 3.4 shall then be inserted:

“3.4 If the Company chooses to enforce the restriction in Section 17.2.1 to prevent the Executive from engaging in any business activities for any part of the Restricted Period following the Termination Date, then in addition to paying the sum provided in Section 3.3, the Company must also pay to the Executive a sum equal to his bonus (calculated on a time pro-rated basis and on the assumption of on-target bonus performance) for the above part of the Restricted Period.”

•	The existing Section 5.2 shall be amended from the date of this letter so that the following sentences shall be regarded as deleted:

“Any shares received under the GlaxoSmithKline Performance Share Plan concerning Target Awards granted in respect of any Performance Period must be held by the Executive for a period of 2 years following vesting. For the avoidance of doubt, the two year period commences the day next after the cessation of the Performance Period notwithstanding that the Executive may defer payment of such a Final Award in accordance with the rules of the plan.”

•	The existing Section 16.1.5 in its entirety shall have no further effect from the date of this letter and will be regarded as deleted, and will be replaced by the following new Section 16.1.5:

“16.1.5 Subject to Section 16.1.10, where the Company gives notice to terminate the Employment in accordance with Section 3.2 (except where termination is effected pursuant to the terms of Section 15) above then notwithstanding the continuation of the Employment during any period after notice has been given, including, any Garden Leave Period, within 30 days of the date such notice was given to the Executive, the Company shall pay to the Executive as a lump sum his full salary in respect of the entire period of notice (except for any part of it attributable to the period falling after the Executive’s Retirement Date and subject to deduction of tax and any other deductions required to be made) (the “Lump Sum”). For this purpose, full salary shall be the basic annual salary in effect at the date such notice is given to the Executive. For the avoidance of doubt, the payment by the Company to the Executive of the Lump Sum will extinguish any and all liability imposed on the Company under this Agreement to make any further payment to the Executive in respect of salary under this Agreement during any period after notice has been given, including, any Garden Leave Period.”

•	The following Section 16.1.10 shall then be inserted:

“16.1.10 Where Section 16.1.5 applies, if the Company chooses to enforce the restriction contained in Section 17.2.1 to prevent the Executive from engaging in any business activities for any part of the Restricted Period following the Termination Date, then the Lump Sum in Section 16.1.5 shall include also the Executive’s bonus (calculated on a time pro-rated basis and on the assumption of on-target bonus performance).”
All other contractual terms relating to your employment (including other terms in the Service Agreement relating to the termination of your employment) will remain in full force.
It is hereby noted that your base salary has been reviewed since the execution of the Service Agreement and is paid at the rate of £1,000,000 per annum as at the date of this letter.

If you agree to the above amendments to the Service Agreement, please countersign and date both copies of this letter and return one copy to me.
Yours sincerely
For and on behalf of
GlaxoSmithKline Services Unlimited

/s/ Victoria Whyte
Victoria A Whyte Assistant Company Secretary

*******************************************
I hereby agree that the above amendments to the Service Agreement will take effect from the date of this letter

/s/ Andrew Witty	05/02/10
Andrew P Witty	Date